Exhibit 99.1

Ingles Markets, Incorporated Announces Third Quarter Sales and Earnings

ASHEVILLE, N.C.--(BUSINESS WIRE)--July 30, 2010--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales for the three and nine month periods ended June 26, 2010, compared with the same periods of the previous year. Net income was higher for the current year three month period and level for the comparative nine month periods, influenced by improving operating performance and economic conditions thus far in fiscal year 2010 and by extra costs in fiscal year 2009 in conjunction with the Company’s financing transactions.

Robert P. Ingle, chief executive officer, stated, “We are pleased with our growth in sales and in customer visits to our stores. Our improved results highlight our goals of building sales and customer visits as drivers to deliver better results in an economic and competitive environment that still has significant challenges.”

Third Quarter Results

Net sales rose 3.5% to $856.1 million for the three months ended June 26, 2010, compared with $826.8 million for the three months ended June 27, 2009. Ingles operated 202 stores and 10.8 million retail square feet at the end of June 2010 compared with 201 stores and 10.7 million retail square feet at the end of June 2009. Excluding gasoline, where retail prices were significantly higher in the June 2010 quarter compared with the June 2009 quarter, grocery segment comparable store sales increased 0.8%. The number of customer transactions (excluding gasoline) increased 7.9%, while the comparable average transaction size decreased 7.0% compared with the same quarter last year. The trend in total and average transactions has followed this pattern for several recent quarters, and is indicative of the effect of economic recession on consumer spending that is characterized by more trips to the store and lower average purchases.

Gross profit for the June 2010 quarter increased 2.8%, to $196.9 million, an increase of $5.3 million compared with the third quarter of last fiscal year. Gross profit, as a percentage of sales, was 23.0% for the June 2010 quarter compared with 23.2% for the June 2009 quarter. The increase in gross profit dollars is attributable to increased sales. Excluding gasoline sales, grocery segment gross profit as a percentage of sales improved to 26.0% for the three months ended June 26, 2010, compared with 25.9% for the same quarter of last fiscal year. The Company is pleased with this margin stability in conjunction with its growth in sales and customer visits. Gross profit for the Company’s milk processing subsidiary was 11.9% of sales for the June 2010 quarter compared to 14.8% of sales for the June 2009 quarter. Raw milk prices were higher during the June 2010 quarter, which decreased gross profit as a percentage of sales, as relatively stable per-gallon milk profit margins were applied to the higher sales price. Competitive issues also served to keep gross margins lower for milk products in the most recent quarter.

Operating and administrative expenses increased $6.5 million, or 4.1%, to $164.5 million for the three months ended June 26, 2010, from $158.0 million for the three months ended June 27, 2009. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.0% of sales for the third fiscal quarter of 2010 compared to 21.5% for the third fiscal quarter of 2009. The increased number of new and remodeled stores opened by the Company during fiscal years 2008 and 2009 contributed to higher expenses, while the economic recession has resulted in a longer time period to cover such expenses through sales growth.

Net rental income, gains/losses on asset disposals and other income totaled $2.1 million for the June 2010 quarter, compared with $0.6 million for the June 2009 quarter. The increase consists primarily of higher unit sales prices for waste paper and packaging, and an increase in the volume sold of these items.

Interest expense decreased $0.2 million for the three-month period ended June 26, 2010, to $16.2 million from $16.4 million for the three-month period ended June 27, 2009. Total debt at June 2010 was $825.6 million compared with $855.7 million at June 2009. In May 2009, the Company issued $575.0 million aggregate principal amount of senior notes due in 2017 (the “Notes”). Note proceeds were used to pay off $473 million of debt outstanding at that time. In conjunction with these payoffs, the Company incurred call premiums and prepayment penalties totaling $6.8 million and wrote off $3.4 million of unamortized capitalized loan issuance costs associated with the paid off debt. The total debt extinguishment costs of $10.2 million were recognized as expense during the quarter ended June 27, 2009.

Income tax expense as a percentage of pre-tax income decreased to 36.4% in the June 2010 quarter compared with 37.5% in the June 2009 quarter due to lower state income taxes and deferred taxes.

Net income totaled $11.7 million, or 1.4% of sales, for the three-month period ended June 26, 2010, compared with $4.7 million, or 0.6% of sales, for the three-month period ended June 27, 2009. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.50 and $0.48 for the June 2010 quarter compared with $0.20 and $0.19, respectively, for the June 2009 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.45 for the June 2010 quarter compared with $0.18 of basic and diluted earnings per share for the June 2009 quarter.

Nine Months Results

Net sales increased 4.7%, to $2.53 billion for the nine months ended June 2010 compared with the same period in the prior fiscal year. Excluding gasoline sales where the retail per gallon price was 28% higher in the June 2010 nine-month period, sales grew 1.7% over the comparable nine-month periods and grocery segment comparable store sales for the nine months ended June 2010 increased 0.9% compared with the first three quarters in fiscal 2009. Excluding gasoline, the number of customer transactions increased 10.0% and the average transaction size decreased by 7.7%.

Gross profit dollars for the June 2010 nine-month period increased $9.8 million, or 1.8%, to $568.0 million, compared with $558.2 million for the same period of fiscal 2009. Gross profit as a percentage of sales was 22.4% and 23.1% for the nine months ended June 26, 2010, and June 27, 2009, respectively. The decline in gross profit margin was due primarily to gasoline sales. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 25.5% for the nine months ended June 26, 2010, compared with 25.4% for the same period of last fiscal year.

Operating expenses increased $15.6 million comparing the first nine months of fiscal 2010 to the same period of last fiscal year, and were 19.2% of sales for the nine months ended June 26, 2010, compared with 19.5% of sales for the nine months of fiscal year 2009. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 21.9% of sales for the nine-month fiscal 2010 period compared with 21.6% for the same period of fiscal 2009. In general, the Company’s increased store development activities during fiscal years 2008 and 2009 have resulted in higher personnel, depreciation and occupancy costs. Current unfavorable economic conditions have extended the time needed for new and redeveloped stores to reach targeted levels of sales and profitability.

Net rental income, gains/losses on asset disposals and other income totaled $4.3 million for the June 2010 nine-month period, compared with $3.7 million for the June 2009 nine-month period. The increase consists primarily of higher unit sales prices for waste paper and packaging, and an increase in the volume sold of these items.

Interest expense totaled $48.9 million for the nine-month period ended June 26, 2010, an increase of $6.4 million from $42.5 million for the nine-month period ended June 27, 2009. The increase is primarily attributable to the issuance in May 2009 of $575.0 million aggregate principal amount of senior notes and related transactions.

Income tax expense as a percentage of pre-tax income decreased to 36.1% for the June 2010 nine month period compared with 37.7% for the comparable June 2009 period, attributable to lower deferred taxes and state income taxes.

Net income totaled $23.3 million, 0.9% of sales, for the nine-month period ended June 26, 2010, compared with $23.6 million, 1.0% of sales, for the nine-month period ended June 27, 2009. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.99 and $0.96 for the June 2010 nine-month period compared with $1.01 and $0.95, respectively, for the June 2009 quarter nine-month period. Basic and diluted earnings per share for Class B Common Stock were each $0.90 for the fiscal June 2010 period compared with $0.92 of basic and diluted earnings per share for the same fiscal period ended June 2009.

During the June 2010 nine-month period, Ingles completed two new stores, and one remodeled store. Capital expenditures for the June 2010 nine-month period totaled $65.3 million and are expected to be approximately $90 million for the full fiscal year, including expenditures for stores to open in fiscal 2011.

At June 26, 2010, the Company had $53.1 million cash on hand and $185.0 million of undrawn, committed credit facilities. Upcoming scheduled principal debt repayments for the next twelve months total $91.4 million. The Company believes, based on its current results of operations and financial condition, that its financial resources, including existing bank lines of credit, short- and long-term financing expected to be available to it and internally generated funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future, including any debt service requirements of additional borrowings.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2009 Form 10-K and 2010 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

	Three Months Ended		Nine Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009

Net sales	$856,128	$826,766	$2,534,087	$2,420,806
Gross profit	196,887	191,567	568,016	558,245
Operating and administrative expenses	164,463	157,951	486,909	471,268
Rental income, net	458	326	1,127	1,872
Gain (loss) from sale or disposal of assets	130	(99)	(63)	180
Income from operations	33,012	33,843	82,171	89,029
Other income, net	1,533	416	3,230	1,669
Interest expense	16,206	16,434	48,956	42,531
Loss on early extinguishment of debt	--	10,241	--	10,241
Income taxes	6,670	2,847	13,164	14,289
Net income	$11,669	$4,737	$23,281	$23,637

Basic earnings per common share – Class A	$0.50	$0.20	$0.99	$1.01
Basic earnings per common share – Class B	$0.45	$0.18	$0.90	$0.92
Diluted earnings per common share – Class A	$0.48	$0.19	$0.96	$0.95
Diluted earnings per common share – Class B	$0.45	$0.18	$0.90	$0.92

Additional selected information:
Depreciation and amortization expense	$20,749	$20,483	$64,011	$58,974
Rent expense	$3,910	$4,008	$11,742	$11,188

Condensed Consolidated Balance Sheets (Unaudited)

		June 26,	Sept. 26,
		2010	2009
ASSETS
Cash and cash equivalents		$53,174	$77,036
Receivables-net		53,009	50,402
Inventories		283,624	271,745
Other current assets		13,600	24,537
Property and equipment-net		1,080,982	1,072,937
Other assets		20,694	20,952
TOTAL ASSETS		$1,505,083	$1,517,609

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt		$91,373	$31,315
Accounts payable, accrued expenses and current portion of other long-term liabilities		195,004	197,247
Deferred income taxes		68,664	67,223
Long-term debt		734,203	818,000
Other long-term liabilities		6,592	5,660
Total Liabilities		1,095,836	1,119,445
Stockholders' equity		409,247	398,164
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY		$1,505,083	$1,517,609

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941, ext. 223
Chief Financial Officer